Exhibit 5.1

                             , 2008

K Road Acquisition Corporation

330 Madison Avenue, 25th Floor

New York, NY 10017

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-1 (File No. 333-149021, the “Registration Statement”), of K Road Acquisition Corporation, a Delaware corporation (the “Company”), filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of up to (i) 30,000,000 units, with each unit consisting of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and one warrant, each to purchase one share of the Company’s Common Stock (the “Warrants”, and the shares of Common Stock underlying the warrants, the “Warrant Shares”), (ii) up to 4,500,000 units which the underwriters for whom Credit Suisse Securities (USA) LLC (“Credit Suisse”)is acting as representative will have a right to purchase from the Company to cover over-allotments, if any (collectively with the 30,000,000 units to be sold pursuant to the terms of the Registration Statement, the “Units”), (iii) up to 34,500,000 shares of Common Stock underlying the Units, and (iv) up to 34,500,000 Warrants underlying the Units.

This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions set forth herein, we have examined and relied on originals or copies of (a) certain resolutions of the Board of Directors of the Company, (b) the form of Warrant Agreement (the “Warrant Agreement”) to be entered into by and between the Company and Continental Stock Transfer and Trust Company, Inc., as warrant agent, filed with the Commission on April 8, 2008, (c) the form of Amended and Restated Certificate of Incorporation of the Company, filed with the Commission on April 8, 2008, (d) the form of By-Laws of the Company, filed with the Commission on April 8, 2008, (e) the form of Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and between the Company, as issuer, and Credit Suisse, as underwriter, filed with the Commission on the date hereof, (f) specimen certificates evidencing each of the Units, Common Stock and Warrants, in the forms filed with the Commission on the date hereof, and (g) the Registration Statement in the form filed with the Commission as of the date hereof. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photo static copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties and that each of the documents identified in clauses (b), (c), (d), (e) and (f) of the preceding paragraph will be entered into or filed or adopted as appropriate. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.

The opinions set forth below are subject to the following further qualifications, assumptions and limitations:

(a) the validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law);

(b) to the extent any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2001) and N.Y. C.P.L.R. 327(b) (McKinney 2001) and is subject to the qualification that such enforceability may be limited by public policy considerations; and

(c) in rendering the opinions set forth below, we have assumed that the certificates evidencing the Units, the Common Stock issued as part of the Units and the Warrants issued as part of the Units will be signed by one of the authorized officers of the transfer agent and registrar for the Units, Common Stock and Warrants and registered by such transfer agent and registrar and will conform to the specimen certificates examined by us evidencing the Units, Common Stock and Warrants, respectively.

Based upon the foregoing, we are of the opinion that:

(1)  Units. The Units, when issued, delivered and sold in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

(2)  Common Stock.. The shares of Common Stock included in the Units, when issued, delivered and sold in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

(3)  Warrants and Warrant Shares. The Warrants included in the Units, when issued, delivered and sold in accordance with and in the manner described in the Registration Statement, will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or otherwise affecting creditors’ rights and to general equity principles and the Warrant Shares underlying such Warrants, when duly issued, delivered, sold and paid for upon exercise of such Warrants will be validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution, all applicable judicial and regulatory determinations in connection therewith and, as to the Warrants constituting legally binding obligations of the Company, solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder. This opinion is given as of the effective date of the Registration Statement, and we are under no duty to update the opinions contained herein.

Very truly yours,

Ellenoff Grossman & Schole LLP